Exhibit 10.4

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

DATED AS OF AUGUST 15, 2006 BETWEEN JOHN J. LEGERE AND GLOBAL

CROSSING LIMITED

WHEREAS, Global Crossing Limited (the “Company”) and John J. Legere (“Executive”) have previously entered into an Employment Agreement dated as of August 15, 2006 (as amended through June 24, 2008, the “Agreement”); and

WHEREAS, by execution of this amendment (the “Amendment”), the Company and Executive wish to amend the Agreement to demonstrate compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable regulations (“Section 409A”) by including provisions that will (i) ensure that compensation pursuant to the Agreement which is not intended to be deferred compensation will not inadvertently be treated as such under Section 409A, (ii) otherwise permit all compensation payable under the Agreement to qualify for all available exclusions, so that it will be treated as compensation that does not involve the deferral of compensation, and will therefore not be subject to Section 409A, and compensation that continues to be treated as providing for the deferral of compensation under Section 409A, if any, is paid on a basis that complies fully with Section 409A;

NOW, THEREFORE, the Agreement is hereby amended, effective as of December 31, 2008, as follows:

1.	Section 409A Compliance.

All provisions of this Amendment and the Agreement are meant to be exempt from compliance with Section 409A, to the maximum extent permitted, and otherwise to comply with Section 409A. Accordingly, all provisions of this Amendment and of the Agreement shall be construed in a manner consistent with avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax treatment and the Company shall have no liability with regard to any failure to comply with Section 409A. Each payment which is required to be paid under the Agreement upon termination of employment shall be deemed to be a separate payment for purposes of Section 409A. In determining the time for payment of any amounts which are treated as nonqualified deferred compensation, the Agreement shall be interpreted so that all references therein to a “resignation,” “termination,” “termination of employment,” or like terms are treated as instead referring to a “separation from service”, as such term is defined in Section 409A.

2.	Timing of Payments.

(a) If benefit continuation is otherwise required to be provided by the Company pursuant to Section 6(c) or 6(d) of the Agreement beyond the end of the second calendar year following the end of the calendar year in which Executive’s termination of employment occurs, a cash payment shall be made to Executive on or prior to the end of such year equal to the value of the benefits otherwise required to be continued for Executive during such third year or portion thereof.

(b) Any required gross up shall be paid on the dates otherwise provided in Section 8 of the Agreement but in no event later than the end of the year following the year in which the taxes being grossed up are remitted.

(c) Any reimbursements of amounts constituting taxable income to Executive that are otherwise required to be made to Executive shall be made when normally paid and in no event later than March 15 of the year following the year in which the reimbursable expense was incurred. For the avoidance of doubt, (i) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (ii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxabIe year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

3.	Cure Rights. In the event of any resignation by Executive for Good Reason, as currently provided under Section 6(d) of the Agreement, the Company’s cure rights shall be extended from ten (10) to thirty (30) days.

Except as specifically amended in the manner set forth herein, all provisions of the Agreement shall continue in full force and effect, without diminution or enlargement of the rights of either party thereunder.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Executed counterparts may be transmitted by telecopier with the same effect as if delivered in the original.

IN WITNESS WHEREOF, Global Crossing Limited has caused its name to be ascribed to this Amendment by its duly authorized representative and the undersigned, John J. Legere has executed this Amendment on this 31st day of December, 2008.

GLOBAL CROSSING LIMITED

By:	/s/ Mitchell Sussis
Name:	Mitchell Sussis
Title:	SVP

/s/ John J. Legere
John J. Legere
12/31/08